Exhibit 10.1

Execution Version

SERIES A PREFERRED UNIT

PURCHASE AGREEMENT

between

SUNOCO LP

and

ENERGY TRANSFER EQUITY, L.P.

Exhibit A – Form of Amendment No. 5 to First Amended and Restated Agreement of Limited Partnership of Sunoco LP

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A PREFERRED UNIT PURCHASE AGREEMENT, dated as of March 30, 2017 (this “Agreement”), is by and between SUNOCO LP, a Delaware limited partnership (“SUN”), and ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (the “Purchaser”). SUN and the Purchaser are sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, in order to fund the repayment of borrowings under the SUN Credit Facility (as defined below) and for other general partnership purposes of SUN, SUN desires to sell to the Purchaser, and the Purchaser desires to purchase from SUN, certain Series A Preferred Units (as defined below), in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Basic Documents” means, collectively, this Agreement, the Partnership Agreement Amendment and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of any of the Basic Documents, and any amendments, supplements, continuations or modifications thereto.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or the State of Texas are authorized or required by law or other governmental action to close.

“Class C Unit” shall have the meaning given to such term in the Partnership Agreement.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” shall have the meaning given to such term in the Partnership Agreement.

“Delaware LLC Act” shall have the meaning specified in Section 3.02.

“Delaware LP Act” shall have the meaning specified in Section 3.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means Sunoco GP LLC, a Delaware limited liability company and the general partner of SUN.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to SUN means a Governmental Authority having jurisdiction over SUN, its Subsidiaries or any of their respective Properties.

“Incentive Distribution Rights” shall have the meaning given to such term in the Partnership Agreement.

“Indemnified Party” shall have the meaning specified in Section 6.03.

“Indemnifying Party” shall have the meaning specified in Section 6.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority or other encumbrance upon or with respect to any property of any kind.

“NYSE” means the New York Stock Exchange.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SUN, dated as of September 25, 2012, as amended as of the date hereof and from time to time.

“Partnership Agreement Amendment” means Amendment No. 5 to the Partnership Agreement, substantially in the form attached as Exhibit A hereto.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Units” means 12,000,000 Series A Preferred Units.

“Purchased Unit Price” means $25.00.

“Purchase Price” means $300,000,000.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” shall have the meaning given to such term in the Partnership Agreement Amendment.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“SUN” shall have the meaning set forth in the introductory paragraph.

“SUN Credit Facility” means the Credit Agreement, dated as of September 25, 2014, by and among SUN and Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto, as amended as of the date hereof and from time to time.

“SUN Financial Statements” shall have the meaning specified in Section 3.03.

“SUN Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations, affairs or prospects of SUN and its Subsidiaries taken as a whole; (b) the ability of SUN and its Subsidiaries taken as a whole to carry on their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of SUN to consummate the transactions contemplated hereby; provided, however, that a SUN Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industries in which the SUN Parties operate, except to the extent that the SUN Parties, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon SUN and its Subsidiaries or their respective businesses or any change in applicable Law, or the interpretation thereof.

“SUN Parties” means SUN, the General Partner and all of SUN’s Subsidiaries.

“SUN Related Parties” shall have the meaning specified in Section 6.02.

“SUN SEC Documents” shall have the meaning specified in Section 3.03.

Section 1.02    Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all SUN Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchaser hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01    Sale and Purchase. Subject to the terms and conditions hereof, SUN hereby agrees to issue and sell to the Purchaser, free and clear of any and all Liens, and the Purchaser hereby agrees to purchase from SUN, all of the Purchased Units, and the Purchaser agrees to pay SUN the Purchase Price. Upon payment of the Purchase Price at the Closing, the Purchased Units shall be fully paid for.

Section 2.02    Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place simultaneously with the execution of this Agreement (the “Closing Date”) at the offices of SUN. The Parties agree that the Closing may occur via delivery of facsimiles or e-mailed PDF scans of this Agreement and the other closing deliveries contemplated hereby. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken or documents executed or delivered until all have been taken, executed or delivered.

Section 2.03    SUN Deliveries. At the Closing, subject to the terms and conditions hereof, SUN will deliver, or cause to be delivered, to the Purchaser:

(a)    The Purchased Units (in book entry form), free and clear of all Liens (other than transfer restrictions under the Partnership Agreement and applicable federal and state securities Laws), registered in such name(s) as the Purchaser has designated, including evidence that such Purchased Units have been credited to book-entry accounts maintained by the transfer agent of SUN;

(b)    Copies of (i) the Certificate of Limited Partnership of SUN and (ii) the Certificate of Formation of the General Partner, each certified by the Secretary of State of the State of Delaware;

(c)    A certificate of the Secretary of State of the State of Delaware, dated a recent date, that SUN is in good standing;

(d)    A cross-receipt executed by SUN and delivered to the Purchaser certifying that it has received the Purchase Price;

(e)    The Partnership Agreement Amendment, as duly adopted and in full force and effect; and

(f)    A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of SUN, certifying as to and attaching (i) the Partnership Agreement, (ii) board and special committee resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby and (iii) its incumbent officers authorized to execute the Basic Documents to which it is a party, setting forth the name and title and bearing the signatures of such officers.

Section 2.04    Purchaser’s Deliveries. At the Closing, subject to the terms and conditions hereof, the Purchaser will deliver, or cause to be delivered, to SUN:

(a)    Payment to SUN of the Purchase Price by wire transfer of immediately available funds to an account designated by SUN in writing at least one Business Day prior to the Closing Date;

(b)    A certificate of the Secretary or Assistant Secretary of the general partner of the Purchaser, on behalf of the Purchaser, certifying as to and attaching (i) board resolutions and conflicts committee resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby and (ii) its incumbent officers authorized to execute the Basic Documents to which it is a party, setting forth the name and title and bearing the signatures of such officers; and

(c)    A cross-receipt executed by the Purchaser and delivered to SUN certifying that, assuming the validity of the evidence described in Section 2.03(a) above, it has received the Purchased Units as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND COVENANTS

OF SUN

SUN represents and warrants to and covenants with the Purchaser as follows:

Section 3.01    Partnership Existence. SUN (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; and (b) has all requisite limited partnership power and authority, and has all licenses, authorizations, consents and approvals issued by Governmental Authorities necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not, individually or in the aggregate, be reasonably likely to have a SUN Material Adverse Effect. Each of SUN’s Subsidiaries has been duly formed and is validly existing and in good standing under the laws of the State or other jurisdiction of its organization, and has all requisite power and authority, and has all licenses, authorizations, consents and approvals issued by Governmental Authorities necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not, individually or in the aggregate, be reasonably likely to have a SUN Material Adverse Effect. None of SUN nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of SUN, the Partnership Agreement or its Certificate of Limited Partnership or, in the case of any Subsidiary of SUN, its respective certificate of incorporation, certification of formation, bylaws, limited liability company agreement or other similar organizational documents. Each of SUN and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not, individually or in the aggregate, be reasonably likely to have a SUN Material Adverse Effect.

Section 3.02    Capitalization and Valid Issuance of Purchased Units.

(a)    As of the date of this Agreement, prior to the issuance and sale of the Purchased Units, as contemplated hereby, the issued and outstanding limited partner interests of SUN consist of 99,451,043 Common Units, 16,410,780 Class C Units and the Incentive Distribution Rights. The only issued and outstanding general partner interests of SUN are the interests of the General Partner described in the Partnership Agreement. All outstanding Common Units, Class C Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

(b)    Other than the Sunoco LP 2012 Long-Term Incentive Plan, as amended, SUN has no equity compensation plans that contemplate the issuance of partnership interests of SUN (or securities convertible into or exchangeable for partnership interests of SUN). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which SUN unitholders may vote are issued or outstanding. Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement or as are provided in the Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating SUN or any of its Subsidiaries to issue, transfer or sell any partnership interests or other equity interest in, SUN or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests, (ii) obligations of SUN or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of SUN or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which SUN or any of its Subsidiaries is a party with respect to the voting of the equity interests of SUN or any of its Subsidiaries.

(c)    (i) All of the issued and outstanding equity interests of each of SUN’s Subsidiaries are owned, directly or indirectly, by SUN free and clear of any Liens (except for such restrictions as may exist under applicable federal or state securities Law and for such Liens as may be imposed under the SUN Credit Facility and the indentures governing senior notes of SUN), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of SUN’s Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and Sections 101.114 and 101.206 of the Texas Business Organizations Code) and free of preemptive rights and (ii) except as disclosed in the SUN SEC Documents, neither SUN nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(d)    None of SUN’s Subsidiaries is prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to SUN, from making any other distribution on such Subsidiary’s equity securities held directly or indirectly by SUN, from repaying to SUN any loans or advances to such Subsidiary from SUN or from transferring any of such Subsidiary’s properties or assets to SUN or any other Subsidiary of SUN, except as set forth in the SUN Credit Facility and the indentures governing senior notes of SUN.

(e)    The Purchased Units have been duly authorized by SUN pursuant to the Partnership Agreement and, when issued and delivered to the Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act)

and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by the Purchaser.

(f)     The Common Units are listed on the NYSE, and SUN has not received any notice of delisting from the NYSE.

Section 3.03    SUN SEC Documents. SUN has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively the “SUN SEC Documents”). The SUN SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “SUN Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed SUN SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made in the case of any prospectus) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the SUN Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the Commission with respect to interim financial statements), and (e) in the case of the SUN Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of SUN and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. All disclosures contained in the SUN Financial Statements regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. Each of the forward-looking statements made by SUN included in the SUN SEC Documents was made with a reasonable basis and in good faith. Grant Thornton LLP is an independent, registered public accounting firm with respect to SUN and has not resigned or been dismissed as independent public accountants of SUN as a result of or in connection with any disagreement with SUN on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.04    No Material Adverse Change. Except as set forth in or contemplated by the SUN SEC Documents filed with the Commission on or prior to the date hereof, since the date of SUN’s most recent Form 10-K filing with the Commission, SUN and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) change, event, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had or would be reasonably likely to have a SUN Material Adverse Effect, (b) acquisition or disposition of any material asset by SUN or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the SUN SEC Documents, (c) material change in SUN’s accounting principles, practices or methods, or (d) liabilities or obligations, direct or contingent, incurred by SUN or its Subsidiaries that are material to SUN and its Subsidiaries, taken as a whole.

Section 3.05    Litigation. Except as set forth in the SUN SEC Documents, there is no action, suit, or proceeding pending (including any investigation, litigation or inquiry) or, to SUN’s knowledge, contemplated or threatened against or affecting any of the SUN Parties or any of their respective officers, directors, properties or assets, which (a) questions the validity of the Basic Documents to which SUN or the General Partner is a party or the right of SUN or the General Partner to enter into any Basic Documents to which it is a party or to consummate the transactions contemplated hereby or (b) (individually or in the aggregate) would be reasonably likely to result in a SUN Material Adverse Effect.

Section 3.06    No Violations; Compliance with Laws. The execution, delivery and performance by SUN and the General Partner of the Basic Documents to which it is a party and compliance by SUN and the General Partner with the terms and provisions thereof, and the consummation of the transactions contemplated hereby and thereby (including the issuance, sale and delivery by SUN of the Purchased Units to the Purchaser and the execution and delivery of the Partnership Agreement Amendment), do not and will not (a) violate any provision of any Law or Permit having applicability to SUN or any of its Subsidiaries or any of their respective Properties, (b) assuming the accuracy of the representations and warranties of the Purchaser contained herein and their compliance with the covenants contained herein, violate any provision of any federal or state securities Law (c) result in a violation or breach of any provision of the certificate of limited partnership or other organizational documents of SUN, or the Partnership Agreement, or any organizational documents of any of SUN’s Subsidiaries, (d) require any consent, approval or notice (other than those previously obtained or given) under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which SUN or any of its Subsidiaries is a party or by which SUN or any of its Subsidiaries or any of their respective Properties may be bound, or (e) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by SUN or any of its Subsidiaries, except in the case of clause (d) where any such violation, default, breach, termination, cancellation, failure to receive consent, approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to result in a SUN Material Adverse Effect.

Section 3.07    Authority, Enforceability. Each of SUN and the General Partner has all necessary limited partnership or limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under the Basic Documents (including the issuance, sale and delivery of the Purchased Units to the Purchaser and the execution and delivery of the Partnership Agreement Amendment), and the execution, delivery and performance by SUN or the General Partner of the Basic Documents (including the issuance, sale and delivery of the Purchased Units to the Purchaser and the execution and delivery of the Partnership Agreement Amendment), to which it is a party have been duly authorized by all necessary action on the part of the General Partner; and the Basic Documents to which it is a party constitute the legal, valid and binding obligations of SUN or the General Partner, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws relating to or affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable Law (regardless of whether such enforceability is considered in a proceeding in law or in equity). No approval from the holders of the Common Units, Class C Units or Incentive Distribution Rights is required in connection with SUN’s issuance and sale of the Purchased Units to the Purchaser.

Section 3.08    Approvals. Except for the approvals that have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by SUN or the General Partner of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a SUN Material Adverse Effect.

Section 3.09    MLP Status. SUN is properly treated as a partnership for United States federal income tax purposes and more than 90% of SUN’s current gross income is qualifying income under Section 7704(d) of the Internal Revenue Code of 1986, as amended.

Section 3.10    Valid Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser contained in Sections 4.05 and 4.06 of this Agreement, the offer, sale and issuance of the Purchased Units to the Purchaser pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither SUN nor, to the knowledge of SUN, any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.11    Investment Company Status. After giving effect to the offer, sale and delivery of the Purchased Units to the Purchaser and the application of the proceeds therefrom, SUN is not and will not be an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12    Certain Fees. Except as otherwise disclosed to the Purchaser, no fees or commissions are or will be payable by SUN to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by the Basic Documents. SUN agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by SUN or alleged to have been incurred by SUN in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by the Basic Documents.

Section 3.13    Insurance. SUN and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. SUN does not have any reason to believe that it or any of its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.14    Internal Accounting Controls. SUN and its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (e) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SUN SEC Documents is accurate. SUN is not aware of any material weaknesses with respect to its internal accounting controls. As of the date hereof, (1) since the end of SUN’s most recent audited fiscal year, there has been (i) no material weakness in SUN’s internal control over financial reporting (whether or not remediated) and (ii) no change in SUN’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, SUN’s internal control over financial reporting, and (2) SUN is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in SUN’s internal control over financial reporting. SUN maintains an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by SUN in the reports that it files or submits, or will file or submit, under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and that all such information is accumulated and communicated to SUN’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding disclosure. Such disclosure controls and procedures are effective in all material respects to perform the functions for which they are established to the extent required by Rule 13a-15 of the Exchange Act. There is and has been no failure on the part of SUN or, to the knowledge of SUN, any of the General Partner’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 or the rules and regulations promulgated in connection therewith or the rules of the NYSE, in each case that are effective and applicable to SUN

Section 3.15    Purchased Units. As of Closing, the Purchased Units shall have those rights, preferences, privileges and restrictions as set forth in the Partnership Agreement (including as amended by the Partnership Agreement Amendment).

Section 3.16    No Integration. SUN has not sold or issued any securities that would be integrated with the offering and sale of the Purchased Units contemplated by this Agreement pursuant to the Securities Act or the interpretations thereof by the Commission.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

OF THE PURCHASER

The Purchaser hereby represents and warrants and covenants to SUN that:

Section 4.01    Existence. The Purchaser is a limited liability partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with all necessary limited partnership power and authority to own properties and to conduct its business as currently conducted except as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.02    Authorization, Enforceability. The Purchaser has all necessary limited partnership power and authority to enter into, deliver and perform its obligations under the Basic Documents to which it is a party. The execution, delivery and performance by the Purchaser of the Basic Documents to which it is a party have been duly and validly authorized by all necessary action, and no further consent or authorization of the Purchaser is required. The Basic Documents to which it is a party have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable Law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03    No Breach. The execution, delivery and performance by the Purchaser of the Basic Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the properties or assets of the Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of the Purchaser, or (c) violate any statute, order, rule or regulation of any Governmental Authority having jurisdiction over the Purchaser or the properties or assets of the Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.04    Certain Fees. No fees or commissions are or will be payable by the Purchaser to brokers, finders, or investment bankers with respect to the purchase of the Purchased Units or the consummation of the transactions contemplated by the Basic Documents. The Purchaser agrees that it will indemnify and hold harmless SUN from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by the Basic Documents.

Section 4.05    Investment. The Purchased Units are being acquired for the Purchaser’s own account, not as a nominee or agent, and with no present intention of distributing the

Purchased Units. The Purchaser understands and acknowledges that there is no public trading market for the Purchased Units and that none is expected to develop. Notwithstanding the foregoing, the Purchaser may at any time transfer Purchased Units to an Affiliate of the Purchaser provided that any such transaction is exempt from registration under the Securities Act and that such Affiliate agrees to be bound by the terms and conditions of this Agreement.

Section 4.06    Nature of Purchaser. The Purchaser (a) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.07    Restricted Securities. The Purchaser understands that the Purchased Units are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from SUN in a transaction not involving a public offering and that under such Laws such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is knowledgeable with respect to Rule 144 under the Securities Act.

Section 4.08    Receipt of Information. The Purchaser has (a) had access to SUN’s periodic filings with the Commission and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of SUN regarding such matters.

Section 4.09    Legend. It is understood that the book-entry evidencing the Purchased Units will bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS SUBJECT TO THE TERMS OF THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, AS AMENDED, OF SUNOCO LP. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SUNOCO LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SUNOCO LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SUNOCO LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT

ALREADY SO TREATED OR TAXED). SUNOCO GP LLC, THE GENERAL PARTNER OF SUNOCO LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF SUNOCO LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

ARTICLE V

COVENANTS

Section 5.01    Taking of Necessary Actions. Each of the Parties shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Parties shall use its commercially reasonable efforts to assist the other Party in making all filings and obtaining all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other Party, advisable for the consummation of the transactions contemplated by the Basic Documents. SUN shall use its commercially reasonable efforts to cause its transfer agent to reasonably cooperate with the Purchaser to ensure that the Purchased Units are validly and effectively issued to the Purchaser and that the Purchaser’s ownership of the Purchased Units following the Closing is accurately reflected on the appropriate books and records of SUN’s transfer agent. SUN shall use the net proceeds from the sale of the Purchased Units (after the payment of all related fees and expenses) to fund the repayment of borrowings under the SUN Credit Facility.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01    Indemnification by SUN. SUN agrees to indemnify the Purchaser, LE GP, LLC and their respective Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of SUN contained herein; provided, that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period for such representation or warranty; provided further, however, that no Purchaser Related Party shall be entitled to recover special, consequential or punitive damages with respect to claims pursuant to this Section 6.01. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Purchased Units, which is specifically included in damages covered by Purchaser Related Parties’ indemnification.

Section 6.02    Indemnification by the Purchaser. The Purchaser agrees to indemnify SUN, the General Partner, and their respective Representatives (collectively, “SUN Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein; provided, that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period for such representation or warranty, provided further, however, that the liability of the Purchaser shall not be greater in amount than the Purchase Price.

Section 6.03    Indemnification Procedure. Promptly after any SUN Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced (through the forfeiture of substantive rights and defenses) by such failure; provided, that, the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to an Indemnified Party otherwise than under this Article VI. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01    Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever SUN has an obligation under a Basic Document, the expense of complying with that obligation shall be an expense of SUN unless otherwise specified. Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in such the Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.

Section 7.02    Survival of Provisions. The representations and warranties set forth in Sections 3.02, 3.07, 3.08, 3.09, 3.11, 3.12, 4.02 and 4.04 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of 12 months following the Closing Date regardless of any investigation made by or on behalf of SUN or the Purchaser. The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment or repurchase thereof. All indemnification obligations of SUN and the Purchaser and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 7.03    No Waiver; Modifications in Writing.

(a)    Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b)    Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by SUN from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on SUN in any case shall entitle SUN to any other or further notice or demand in similar or other circumstances.

Section 7.04    Binding Effect; Assignment.

(a)    Binding Effect. This Agreement shall be binding upon SUN, the Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement (including, without limitation, Article VI), this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties and their respective successors and permitted assigns.

(b)    Assignment of Rights. All or any portion of the rights and obligations of the Purchaser under this Agreement may be transferred by the Purchaser to any Affiliate of the Purchaser without the consent of SUN. No portion of the rights and obligations of the Purchaser under this Agreement may be transferred by the Purchaser to a non-Affiliate without the written consent of SUN (which shall not be unreasonably withheld, delayed or conditioned).

Section 7.05    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

To SUN:

Sunoco LP
8111 Westchester Drive, Suite 500
Dallas, Texas 75225
Facsimile:	(866) 673-0590
Attention:	Thomas R. Miller
Email:	tom.miller@sunoco.com

with copies to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Facsimile:	(713) 546-5401
Attention:	William N. Finnegan
Email:	bill.finnegan@lw.com

To the Purchaser:

Energy Transfer Equity, L.P.
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Facsimile:	(214) 981-0701
Attention:	Thomas P. Mason
Email:	tom.mason@energytransfer.com

with copies to:

Andrews Kurth Kenyon LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Facsimile:	(713) 220-4349
Attention:	Jordan Hirsch
Email:	jordanhirsch@andrewskurth.com

or to such other address as SUN or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.06    Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by SUN or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 7.07    Governing Law. This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 7.08    Waiver of Jury Trial. Each Party irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement to the fullest extent permitted by applicable law.

Section 7.09    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7.10    Costs and Expenses. Each Party shall be responsible for such Party’s own expenses in connection with the Basic Documents and the transactions contemplated thereby.

Section 7.11    Removal of Legends. Upon request of the Purchaser or its permitted assigns, SUN, at its sole cost, shall remove the legend described in Section 4.09 (or instruct its transfer agent to so remove such legend) from the certificates evidencing Purchased Units issued and sold to the Purchaser pursuant to this Agreement if (A) such Purchased Units are sold pursuant to an effective registration statement under the Securities Act, or (B) such Purchased Units are sold or transferred pursuant to Rule 144, provided that the Purchaser or its broker shall deliver to SUN and the transfer agent a customary broker representation letter providing to SUN and the transfer agent any information SUN deems reasonably necessary to determine that the sale of the Purchased Units is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of SUN and regarding the length of time the Purchased Units have been held. Upon receipt of such representation letter, SUN shall promptly direct its transfer agent to remove the legend referred to in Section 4.09 from the appropriate book-entry accounts maintained by the transfer agent, and SUN shall bear all costs associated therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.

SUNOCO LP

By:	SUNOCO GP LLC, its general partner

By:	/s/ Thomas R. Miller
Name:	Thomas R. Miller
Title:	Chief Financial Officer

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President

Signature Page to Purchase Agreement

Exhibit A

Form of Amendment No. 5 to

First Amended and Restated Agreement of Limited Partnership of Sunoco LP

(see attached)

AMENDMENT NO. 5

TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

SUNOCO LP

March 30, 2017

This Amendment No. 5 (this “Amendment No. 5”) to the First Amended and Restated Agreement of Limited Partnership of Sunoco LP (the “Partnership”), dated as of September 25, 2012, as amended by Amendment No. 1 thereto dated as of October 27, 2014, Amendment No. 2 thereto dated as of July 31, 2015, Amendment No. 3 thereto dated as of January 1, 2016 and Amendment No. 4 thereto dated as of June 6, 2016 (as so amended, the “Partnership Agreement”) is hereby adopted effective, as of March 30, 2017, by Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership, without the approval of any Limited Partner, may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Interests to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest;

WHEREAS, Section 5.6(c) of the Partnership Agreement provides that the General Partner shall (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement, and (ii) determine the relative rights, powers and duties of the holders of the Partnership Interests being so issued and do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency;

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, the Partnership is offering to Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Series A Preferred Units, a new class of Partnership Interests, as described in this Amendment No. 5;

WHEREAS, a Special Committee of the Board of Directors, by unanimous vote, in good faith, (a) approved the creation, offering and issuance of the Series A Preferred Units having the rights, preferences and privileges set forth in this Amendment No. 5 and (b) resolved to recommend to the Board of Directors the approval of the Series A Preferred Units;

WHEREAS, the Board of Directors, by unanimous vote, in good faith, approved the creation, offering and issuance of the Series A Preferred Units having the rights, preferences and privileges set forth in this Amendment No. 5, and the General Partner has determined that the creation of a new class of Partnership Interests to be designated as “Series A Preferred Units” provided for in this Amendment No. 5 is in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, the General Partner has, pursuant to its authority under Sections 13.1(d)(i) and 13.1(g), made the determinations required thereby and accordingly is adopting this Amendment No. 5.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add, or amend and restate, the following definitions in the appropriate alphabetical order:

(i) “Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; less (b)(i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; and (ii) the amount of any net decrease in cash

2

reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and plus (c)(i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; (ii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required (A) by any debt instrument for the repayment of principal, interest or premium or (B) to provide funds for Series A Payments; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii). Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

(ii) “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand immediately prior to the date of distribution of Available Cash with respect to such Quarter (including any Working Capital Borrowings made subsequent to the end of such Quarter), less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Payments, or (iv) provide funds for distributions under Sections 5.14(b)(vi), 6.4 or 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date of distribution of Available Cash with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

3

(iii) “Junior Securities” means (i) Common Units, (ii) Class C Units, (iii) the Incentive Distribution Rights and (iv) any other class or series of Partnership Interests established after the Series A Preferred Unit Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with Series A Preferred Units as to payment of distributions and amounts payable upon the liquidation of the Partnership.

(iv) “LIBOR” means, for each applicable Quarter, the London interbank offered rate, as determined by the General Partner, as of the applicable LIBOR Determination Date, in accordance with the following provisions:

(a) the offered quotation to leading banks in the London interbank market for three-month dollar deposits as defined by the British Bankers’ Association (or its successor in such capacity, such as NYSE Euronext Rate Administration Ltd.) and calculated by the General Partner and published, as such rate appears: (A) on the Reuters Monitor Money Rates Service Page LIBOR01 (or a successor page on such service) or (B) if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such LIBOR Determination Date;

(b) if no such rate is so published, then the rate for such LIBOR Determination Date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for three-month dollar deposits quoted to the General Partner as of 11:00 a.m., London time, on such LIBOR Determination Date; it being understood that at least two such quotes must have been so provided to the General Partner; or

(c) if LIBOR cannot be determined on such LIBOR Determination Date using the foregoing methods, then the LIBOR for the relevant distribution period shall be the LIBOR as determined using the foregoing methods for the first day before such LIBOR Determination Date on which LIBOR can be so determined;

provided, that all percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

(v) “LIBOR Determination Date” means the second Business Day immediately preceding the first day of each relevant Quarter.

(vi) “Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class C Units, Series A Preferred Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

4

(vii) “Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Sections 5.15(b)(ii)(D) and 6.1(d); provided, that the determination of the items that have been specially allocated under Sections 5.15(b)(ii)(D) and 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

(viii) “Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Sections 5.15(b)(ii)(D) and 6.1(d); provided, that the determination of the items that have been specially allocated under Sections 5.15(b)(ii)(D) and 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

(ix) “Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) the payments to be made to the holders of Series A Preferred Units to redeem Series A Preferred Units in accordance with Section 5.15(c), (v) payments made to holders of Series A Preferred Units to purchase or otherwise acquire Series A Preferred Units, (vi) distributions to Partners, or (vii) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

5

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

(x) “Parity Securities” means the Series A Preferred Units and any other class or series of Partnership Interests established after the Series A Preferred Unit Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks on parity with Series A Preferred Units as to payment of distributions and amounts payable upon the liquidation of the Partnership.

(xi) “Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the General Partner shall act in such capacity.

(xii) “Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall be zero. The Percentage Interest with respect to the General Partner Interest shall at all times be zero. The Percentage Interest with respect to a Series A Preferred Unit shall at all times be zero.

(xiii) “Pro Rata” (a) when used with respect to Units (other than Series A Preferred Units) or any class thereof, apportioned equally among all designated Units (other than Series A Preferred Units) in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Series A Preferred Units, apportioned among all holders of Series A Preferred Units in accordance with the relative number or percentage of Series A Preferred Units held by each such holder.

(xiv) “Senior Securities” means any class or series of Partnership Interests established after the Series A Preferred Unit Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to Series A Preferred Units as to payment of distributions and amounts payable upon the liquidation of the Partnership.

6

(xv) “Series A Payments” means, collectively, the distributions with respect to the Series A Preferred Units pursuant to Section 5.15(b)(iii), and the payments to be made to the holders of Series A Preferred Units to redeem Series A Preferred Units in accordance with Section 5.15(c).

(xvi) “Series A Preferred Unit Distribution Rate” means an amount per Series A Preferred Unit equal to (i) for the period from and including, the Series A Preferred Unit Issue date to, but not including, March 30, 2022, 10.00% per annum (2.50% per Quarter) of the Series A Liquidation Preference, and (ii) from and including March 30, 2022, and thereafter, a percentage of the Series A Liquidation Preference per Series A Preferred Unit equal to the sum of (i) LIBOR, as calculated by the General Partner on each applicable date of determination, and (ii) 8.00%.

(xvii) “Series A Preferred Unit Issue Date” means March 30, 2017.

(xviii) “Series A Preferred Unit Issue Price” means $25.00.

(xix) “Series A Early Liquidation Preference” means a liquidation preference for each Series A Preferred Unit equal to 101% of the Series A Liquidation Preference.

(xx) “Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $25.00 per unit, which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid distributions (whether or not such distributions shall have been declared).

(xxi) “Series A Preferred Unit Quarterly Distribution” has the meaning set forth in Section 5.15(b).

(xxii) “Series A Preferred Units” means a limited partner Partnership Interest which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Series A Preferred Units, which entitles the holder thereof to a preference over Junior Securities with respect to distributions and amounts payable upon the liquidation of the Partnership.

(xxiii) “Series A Redemption Date” has the meaning set forth in Section 5.15(c).

(xxiv) “Series A Redemption Notice” has the meaning set forth in Section 5.15(c).

(xxv) “Series A Redemption Price” has the meaning set forth in Section 5.15(c).

(xxvi) “Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Class C Units and Series A Preferred Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

(xxvii) “Unitholders” means the holders of Common Units, Class C Units and Series A Preferred Units.

7

(b) Section 5.6(a) of the Partnership Agreement shall be amended and restated to read as follows:

“5.6 Issuances of Additional Partnership Interests.

(a) Subject to any approvals required by holders of Series A Preferred Units pursuant to Section 5.15(b)(v), the Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.”

(c) Article V of the Partnership Agreement is hereby amended by adding a new Section 5.15 at the end thereof as follows:

“5.15. Establishment of Series A Preferred Units.

(a) Designations. A series of Units designated as “Series A Preferred Units” is hereby designated and created, and the preferences, rights, powers and duties of the holders of the Series A Preferred Units are set forth herein, including this Section 5.15. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Liquidation Preference (or Series A Early Liquidation Preference) shall increase or from which Series A Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Section 5.15(c), shall not give rise to a claim by the Partnership or the holders of Series A Preferred Units for redemption or the conversion thereof, as applicable, at a particular date.

(b) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Initial Capital Account. The initial Capital Account balance with respect to each Series A Preferred Unit will be equal to the Series A Preferred Unit Issue Price.

(ii) Allocations.

(A) The holders of Series A Preferred Units shall not be entitled to receive, except as otherwise provided in this Section 5.15(b)(ii), allocations of (1) Net Income pursuant to Section 6.1(a), (2) Net Loss pursuant to Section 6.1(b), or (3) Net Termination Gains and Net Termination Losses pursuant to Section 6.1(c).

(B) For each taxable period, after the application of Section 6.1(b), Net Loss shall be allocated to the holders of Series A Preferred Units, in respect of the Series A Preferred Units, Pro Rata, until the Capital Account balance in respect of each Series A Preferred Unit has been reduced to zero.

8

(C) For each taxable period, after the application of Section 6.1(c)(ii)(C), the holders of Series A Preferred Units shall be allocated Net Termination Loss, Pro Rata, until the Capital Account balance in respect of each Series A Preferred Unit has been reduced to zero.

(D) For each taxable period, prior to the special allocations pursuant to Section 6.1(d) (other than Required Allocations):

(I) Items of Partnership gross income shall be allocated to the holders of Series A Preferred Units, Pro Rata, until the aggregate amount of gross income allocated to each holder of Series A Preferred Units pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such holder’s Series A Preferred Units pursuant to Section 5.15(b)(iii) from the date such Series A Preferred Units were issued to a date 60 days after the end of the current taxable period.

(II) Items of Partnership gross income, gain and Unrealized Gain shall be allocated to the holders of Series A Preferred Units, Pro Rata, until the aggregate amount of gross income, gain and Unrealized Gain allocated to each holder of Series A Preferred Units pursuant to this Section 5.15(b)(ii)(D)(II) for the current and all prior taxable periods is equal to the cumulative amount of all Net Losses allocated to such holder of Series A Preferred Units pursuant to Section 5.15(b)(ii)(B) for all previous taxable periods.

(III) If in the year of an event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, and after having made all other allocations provided for in Sections 5.14(b)(v), 5.15(b)(ii) and 6.1 for the taxable period in which such liquidation, dissolution or winding up occurs, any holder’s Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocations). If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the

9

aggregate Series A Liquidation Preference of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If, after making the allocations provided for in this Section 5.15(b)(ii)(D)(III), the Series A Liquidation Preference exceeds the Per Unit Capital Amount in respect of each Series A Preferred Unit, the holders of Series A Preferred Units shall be entitled to receive, prior to the making of liquidating distributions pursuant to Section 12.4(c), a payment in the amount of such excess, which payment shall be treated for federal income tax purposes as a guaranteed payment for the use of capital under Section 707(c) of the Code.

(iii) Distributions. Commencing with and including the Series A Preferred Unit Issue Date, each Series A Preferred Unit shall accrue on a daily basis and be entitled to receive distributions payable in cash in an amount per Series A Preferred Unit equal to the Series A Preferred Unit Distribution Rate (each, a “Series A Preferred Unit Quarterly Distribution”), prior to distributions pursuant to Section 5.14(b)(vi) and any other distributions pursuant to Section 6.3, Section 6.4 or Section 6.5. Distributions shall be paid Quarterly, in arrears, within sixty (60) days after the end of each Quarter, commencing with the Quarter ending June 30, 2017. Each Record Date established for a Series A Preferred Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.3, Section 6.4 or Section 6.5 for such Quarter; provided, that if no such Record Date is established for other Partnership Interests for such Quarter, the Record Date for such Quarter shall be the forty-fifth day after the end of such Quarter (or, if such day is not a Business Day, the first Business Day thereafter). Each Series A Preferred Unit Quarterly Distribution (or, if applicable, portion thereof) for any Quarter that is payable in cash shall be paid in cash. If the Partnership fails to pay in full in cash any distribution (or portion thereof) which a holder of Series A Preferred Units accrues and is entitled to receive pursuant to this Section 5.15(b)(iii), then (x) the amount of such accrued and unpaid distributions will accumulate from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all accrued, accumulated and unpaid distributions (such accrued, accumulated and unpaid distributions, the “Cumulative Series A Preferred Unit Arrearage”) and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any other Units, other than

10

Series A Preferred Unit Quarterly Distributions, in respect of the Quarter in respect of which such Cumulative Series A Preferred Unit Arrearage first occurs or any subsequent Quarter, unless and until any and all Cumulative Series A Preferred Unit Arrearage has been paid in full in cash. For the avoidance of doubt, except as set forth in this Section 5.15(b)(iii), the Series A Preferred Units will not be entitled to receive distributions, including distributions of Available Cash under Section 6.3, Section 6.4 or Section 6.5.

(iv) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, the holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, prior to and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership Securities, the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the holders of the Series A Preferred Units shall become entitled to receive any accrued, accumulated and unpaid distributions in respect of the Series A Preferred Units, if any, to the date of dissolution (such accrued, accumulated and unpaid distributions shall include a partial distribution for the calendar Quarter in which such dissolution occurs equal to the product of (x) any distribution that would be payable to the holder of such Series A Preferred Unit if such Series A Preferred Unit were Outstanding on the Record Date for determining who would receive any distribution for such calendar quarter (calculated as of the date of dissolution) and (y) (A) the number of days commencing on the first day of such calendar Quarter and ending on the date of dissolution divided by (B) 90), and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the holders of the Series A Preferred Units to such accrued, accumulated and unpaid distributions shall have priority over any entitlement of any other Unitholders with respect to any distributions by the Partnership to such other Unitholders; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to the holders of the Series A Preferred Units.

(v) Voting Rights. Except as set forth in this Section 5.15(b)(v) and Section 13.3(c) and except to the extent the Delaware Act gives the Series A Preferred Units a vote as a class on any matter, the Series A Preferred Units shall not have any voting rights. With respect to any matter on which the Series A Preferred Units are entitled to vote, each Series A Preferred Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Series A Preferred Units then Outstanding: (1) amend, alter, modify or change this Section 5.15(v) (or vote or consent or resolve to take such action), (2) adopt any amendment to this Agreement that would have a material adverse effect on the existing terms of the Series A Preferred Units, (3) create or issue any Parity Securities in the event there are Cumulative Series A Preferred Unit Arrearages, or (4) create or issue any Senior Securities.

11

(vi) Redemption and Conversion Rights. The Series A Preferred Units will be perpetual and shall not have any rights of redemption or conversion.

(vii) Certificates; Book-Entry; Transfer Restriction. Unless the General Partner shall determine otherwise, the Series A Preferred Units shall not be evidenced by certificates. Any certificates relating to the Series A Preferred Units that may be issued will be in such form as the General Partner may approve. Unless the General Partner shall determine otherwise, the Series A Preferred Units may not be assigned or transferred in any manner.

(viii) Rank. The Series A Preferred Units shall be deemed to rank:

(1) senior to the Junior Securities;

(2) on a parity with the Parity Securities;

(3) junior to the Senior Securities; and

(4) junior to all existing and future indebtedness and other liabilities of the Partnership with respect to assets available to satisfy claims against the Partnership.

The Partnership may issue Junior Securities and, subject to any approvals required by holders of Series A Preferred Units pursuant to Section 5.15(b)(v), Parity Securities from time to time in one or more classes or series without the consent of the holders of Series A Preferred Units.

(c) Optional Redemption.

(i) The Partnership shall have the right at any time, and from time to time, to redeem the Series A Preferred Units, in whole or in part, using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Board of Directors (the “Series A Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to: (1) in the case of any Series A Redemption Date prior to March 30, 2022, the Series A Early Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date, and (2) in the case of any Series A Redemption Date on or after March 30, 2022, the Series A Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date, in each case, plus any accrued, accumulated and unpaid distributions (such accrued, accumulated and unpaid distributions shall include a partial distribution for the calendar Quarter in which such redemption occurs equal to the product of (x) any distribution that would be payable to the holder of such Series A Preferred Unit if such Series A Preferred Unit were Outstanding on the Record Date for determining who would receive any distribution for such calendar Quarter (calculated as of the Series A Redemption Date) and (y) (A) the number of days commencing on the first day of such calendar Quarter and ending on the Series A Redemption Date divided by (B) 90, including any Cumulative Series A Preferred Unit Arrearages (as applicable, the “Series A Redemption Price”).

12

(ii) The Partnership shall give written notice of any redemption in person or by first class mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series A Redemption Date to the holders of Series A Preferred Units (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed. Such notice (the “Series A Redemption Notice”) shall be irrevocable and shall state, as applicable: (1) the Series A Redemption Date, (2) the number of Series A Preferred Units to be redeemed, (3) the Series A Redemption Price, including the Partnership’s computation of such amount, (4) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(iii) If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the Board of Directors, and shall be redeemed Pro Rata or by lot, with such adjustments to avoid redemption of fractional Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Section 5.15.

(iv) If the Partnership gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Paying Agent funds, sufficient to redeem the Series A Preferred Units, as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the holders of Series A Preferred Units whose Series A Preferred Units are to be redeemed upon surrender or deemed surrender of the Series A Preferred Units therefor as set forth in the Series A Redemption Notice. If the Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all distributions with respect to such Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited Partners with respect to such Series A Preferred Units to be redeemed, shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Units be deemed to be Outstanding for any purpose whatsoever. The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series A Redemption Price of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed, shall

13

have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the holders of Series A Preferred Units entitled to such redemption or other payment, shall have recourse only to the Partnership. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(v) Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled.

(vi) Notwithstanding anything to the contrary in this Section 5.15, in the event that full cumulative cash distributions on the Series A Preferred Units shall not have been paid or declared and set apart for payment for any Quarter in respect of which Series A Preferred Units are Outstanding, none of the Partnership, the General Partner or any Affiliate of the General Partner shall be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units except pursuant to a purchase or exchange offer made on the same relative terms to the holders of all of the Outstanding Series A Preferred Units. Neither the Partnership nor any of its Subsidiaries shall be permitted to redeem, repurchase or otherwise acquire any Common Units, Class C Units or any other Junior Securities, unless and until, the Partnership has redeemed in full all Outstanding Series A Preferred Units pursuant to Section 5.15(c), including for the avoidance of doubt, all Cumulative Series A Preferred Unit Arrearage.

(d) Other Rights; Fiduciary Duties. The Series A Preferred Units shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Article V or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by applicable Law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to the holders of Series A Preferred Units, other than the implied contractual covenant of good faith and fair dealing.

(e) The first sentence of Section 6.1 of the Partnership Agreement shall be amended and restated to read as follows:

“Section 6.1 Allocations for Capital Account Purposes. Except as otherwise required pursuant to Sections 5.14(b)(v) and
5.15(b)(ii), for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.”

14

(f) Section 6.4(b) of the Partnership Agreement shall be amended and restated to read as follows:

“Subject to Section 5.14(b)(vi) and Section 5.15(b)(iii) and except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto, Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

(i) First, to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders holding Common Units, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).”

(g) Section 6.5 of the Partnership Agreement shall be amended and restated to read as follows:

“Distributions of Available Cash from Capital Surplus. Subject to Section 5.14(b)(vi) and Section 5.15(b)(iii) and unless the provisions of Section 6.3 require otherwise, Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed:

(a) First, 100% to all the Unitholders holding Common Units, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

15

(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4(b).”

(h) Section 7.11 of the Partnership Agreement shall be amended and restated to read as follows:

“7.11. Purchase or Sale of Partnership Interests. Subject to Section 5.15(c)(vi), the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article VX.”

(i) Sections 13.1(d), (e) and (g) of the Partnership Agreement shall be amended and restated to read as follows:

“(d) subject to Section 5.15(b)(v), a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class or series of Partnership Interests as compared to other classes or series of Partnership Interests) in any material respect (except as permitted by subsection (g) hereof), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes or series to facilitate uniformity of tax consequences within such classes or series of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;”

“(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than distributions to the holders of Series A Preferred Units) are to be made by the Partnership;”

“(g) subject to the terms of Section 5.15(b)(v), Section 16.4 and Section 17.4, an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.6;”

16

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. If any provision or part of a provision of this Amendment No. 5 is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment No. 5 shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 4. This Amendment No. 5 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

17

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

SUNOCO GP LLC

By:
Name: Thomas R. Miller
Title: Chief Financial Officer

18